SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------


                                  SCHEDULE 13G


            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)


                            COBRA GOLF INCORPORATED
                                (Name of issuer)


                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of class of securities)


                                   190907105
                                 (CUSIP number)


                                ---------------

         Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


---------------------

         * The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following pages)

                              (Page 1 of 19 Pages)

CUSIP No. 190907105                13G                (Page 2 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         THOMAS L. CROW
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         250,000
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       528,666
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    250,000
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  528,666
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,214,684 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.5%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                              (Page 2 of 19 Pages)

CUSIP No. 190907105                13G                (Page 3 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         CAROL ANN CROW
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       528,666
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  528,666
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,214,684 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.5%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                              (Page 3 of 19 Pages)

CUSIP No. 190907105                13G                (Page 4 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         THOMAS L. CROW, AS CO-TRUSTEE OF CROW 1990 COMMUNITY PROPERTY TRUST UNDER DECLARATION DATED 6/8/90
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)/ /
                                                                       (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       54,000
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  54,000
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         54,000 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.3%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                              (Page 4 of 19 Pages)

CUSIP No. 190907105                13G                (Page 5 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         CAROL ANN CROW, AS CO-TRUSTEE OF CROW 1990 COMMUNITY PROPERTY TRUST UNDER DECLARATION DATED 6/8/90
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       54,000
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  54,000
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         54,000 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.3%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                              (Page 5 of 19 Pages)

CUSIP No. 190907105                13G                (Page 6 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         THOMAS L. CROW, AS CO-TRUSTEE OF THOMAS L. CROW 9% NET INCOME WITH MAKE-UP CHARITABLE REMAINDER TRUST NO. 1 DATED 12/17/94
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       279,721
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  279,721
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         279,721 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.5%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                              (Page 6 of 19 Pages)

CUSIP No. 190907105                13G                (Page 7 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         CAROL ANN CROW, AS CO-TRUSTEE OF THOMAS L. CROW 9% NET INCOME WITH MAKE-UP CHARITABLE REMAINDER TRUST NO. 1 DATED 12/17/94
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       279,721
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  279,721
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         279,721 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.5%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                              (Page 7 of 19 Pages)

CUSIP No. 190907105                13G                (Page 8 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         THOMAS L. CROW, AS CO-TRUSTEE OF THOMAS L. CROW 20% NET INCOME WITH MAKE-UP CHARITABLE REMAINDER TRUST NO. 2 DATED 12/17/94
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       55,945
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  55,945
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         55,945 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.3%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                              (Page 8 of 19 Pages)

CUSIP No. 190907105                13G                (Page 9 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         CAROL ANN CROW, AS CO-TRUSTEE OF THOMAS L. CROW 20% NET INCOME WITH MAKE-UP CHARITABLE REMAINDER TRUST NO. 2 DATED 12/17/94
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       55,945
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  55,945
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         55,945 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.3%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                              (Page 9 of 19 Pages)

CUSIP No. 190907105                13G                (Page 10 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         THOMAS L. CROW, AS CO-TRUSTEE OF THOMAS L. CROW 6% NET INCOME WITH MAKE-UP CHARITABLE REMAINDER TRUST NO. 3 DATED 7/6/95
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       139,000
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  139,000
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         139,000 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.8%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                             (Page 10 of 19 Pages)

CUSIP No. 190907105                13G                (Page 11 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         CAROL ANN CROW, AS CO-TRUSTEE OF THOMAS L. CROW 6% NET INCOME WITH MAKE-UP CHARITABLE REMAINDER TRUST NO. 3 DATED 7/6/95
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       139,000
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  139,000
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         139,000 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.8%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                             (Page 11 of 19 Pages)

CUSIP No. 190907105                13G                (Page 12 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         THOMAS L. CROW, GENERAL PARTNER, FBO CROW FAMILY LIMITED PARTNERSHIP ACCOUNT NO. 1
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         AUSTRALIA
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         250,000
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       -0-
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    250,000
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  -0-
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         250,000 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.3%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                             (Page 12 of 19 Pages)

CUSIP No. 190907105                13G                (Page 14 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         JAMES E. MOELLER, AS CO-TRUSTEE OF TLC/CGC TRUST DATED 2/27/95
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       436,018
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  436,018
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         436,018 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.3%
--------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
---------------------------------------------------------------------------

                             (Page 13 of 19 Pages)

CUSIP No. 190907105                13G                (Page 13 of 19 Pages)

---------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

         SOUTHPAC INTERNATIONAL TRUST, INC., AS CO-TRUSTEE OF TLC/CGC TRUST DATED 2/27/95
---------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                        (b)/X/
---------------------------------------------------------------------------
3.       SEC USE ONLY
---------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Rarotonga, Cook Islands, South Pacific
---------------------------------------------------------------------------
                  5.  SOLE VOTING POWER         -0-
  NUMBER OF
   SHARES      ------------------------------------------------------------
 BENEFICIALLY     6.  SHARED VOTING POWER       436,018
   OWNED BY    ------------------------------------------------------------
     EACH         7.  SOLE DISPOSITIVE POWER    -0-
   REPORTING
 PERSON WITH   ------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER  436,018
---------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         436,018 SHARES OF COMMON STOCK
---------------------------------------------------------------------------
10.      CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
---------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.3%
---------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO
---------------------------------------------------------------------------

                             (Page 14 of 19 Pages)

ITEM 1.
------

         (a)      Name of Issuer:  Cobra Golf Incorporated

         (b)      Address of Issuer's Principal Executive Offices:

                  1818 Aston Avenue
                  Carlsbad, CA  90028

ITEM 2.
------

         (a) Name of Persons Filing: Thomas L. Crow; Carol Ann Crow; Thomas L. Crow, as Co-Trustee of Crow 1990 Community Property Trust under Declaration dated 6/8/90; Carol Ann Crow, as Co-Trustee of Crow 1990 Community Property Trust under Declaration dated 6/8/90; Thomas L. Crow, as Co-Trustee of Thomas L. Crow 9% Net Income With Make-Up Charitable Remainder Trust No. 1 dated 12/17/94; Carol Ann Crow, as Co-Trustee of Thomas L. Crow 9% Net Income With Make-Up Charitable Remainder Trust No. 1 dated 12/17/94; Thomas L. Crow, as Co-Trustee of Thomas L. Crow 20% Net Income With Make-Up Charitable Remainder Trust No. 2 dated 12/17/94; Carol Ann Crow, as Co-Trustee of Thomas L. Crow 20% Net Income With Make-Up Charitable Remainder Trust No. 2 dated 12/17/94; Thomas L. Crow, as Co-Trustee of the Thomas L. Crow 6% Net Income With Make-Up Charitable Remainder Trust No. 3 dated 7/6/95; Carol Ann Crow, as Co-Trustee of the Thomas L. Crow 6% Net Income With Make-Up Charitable Remainder Trust No. 3 dated 7/6/95; Thomas L. Crow, General Partner, FBO Crow Family Limited Partnership Account No. 1; James
E. Moeller, as Co-Trustee of the TLC/CGC Trust dated 2/27/95; Southpac International Trust, Inc., as Co-Trustee of the TLC/CGC Trust dated 2/27/95.

         (b)      Address of Principal Business Office or, if none, Residence:

                  Thomas L. Crow and Carol Ann Crow, Trustees of
                  Crow 1990 Community Property Trust
                  c/o Cobra Golf Incorporated
                  1818 Aston Avenue
                  Carlsbad, CA  90028

                  Thomas L. Crow and Carol Ann Crow, Trustees of
                  Thomas L. Crow 9% Net Income With Make-Up Charitable Remainder Trust No. 1 dated 12/17/94
                  c/o Cobra Golf Incorporated
                  1818 Aston Avenue
                  Carlsbad, CA  90028

                  Thomas L. Crow and Carol Ann Crow, Trustees of
                  Thomas L. Crow 20% Net Income With Make-Up Charitable Remainder Trust No. 2 dated 12/17/94
                  c/o Cobra Golf Incorporated
                  1818 Aston Avenue
                  Carlsbad, CA  90028


                             (Page 15 of 19 Pages)

                  Thomas L. Crow and Carol Ann Crow, Trustees of
                  Thomas L. Crow 6% Net Income With Make-Up Charitable Remainder Trust No. 3 dated 7/6/95
                  c/o Cobra Golf Incorporated
                  1818 Aston Avenue
                  Carlsbad, CA  90028

                  Thomas L. Crow, General Partner, FBO Crow Family Limited Partnership Account No. 1
                  c/o Cobra Golf Incorporated
                  1818 Aston Avenue
                  Carlsbad, CA  90028

                  Thomas L. Crow
                  c/o Cobra Golf Incorporated
                  1818 Aston Avenue
                  Carlsbad, CA  90028

                  Carol Ann Crow
                  c/o Cobra Golf Incorporated
                  1818 Aston Avenue
                  Carlsbad, CA  90028

                  James E. Moeller and Southpac International Trust, Inc., as Trustees of TLC/CGC Trust dated 2/27/95
                  c/o Southpac International Trust, Inc.
                  Centre Point
                  P.O. Box 11
                  Rarotonga, Cook Islands, South Pacific


          (c) Citizenship: See respective cover sheets for the persons filing this Schedule 13G.

         (d)  Title of Class of Securities:  Common Stock

         (e)  CUSIP Number:  10907 10 5

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), ------ check whether the person filing is a:

         Not Applicable


ITEM 4.  Ownership
------

         Thomas L. Crow and Carol Ann Crow, who are (a) husband and wife and (b) Co-Trustees of the Crow 1990 Community Property Trust under Declaration dated 6/8/90, Thomas L. Crow 9% Net income With Make-Up Charitable Remainder Trust No. 1 dated 12/17/94, Thomas L. Crow 20% Net Income With Make-Up Charitable Remainder Trust No. 2 dated 12/17/94 and Thomas
         L. Crow 6% Net Income With Make-Up Charitable Remainder Trust No. 3 dated 7/6/95, (c) beneficiaries of the TLC/CGC Trust dated 2/27/95 and
         (d) partners of the Crow Family Limited Partnership Account No. 1, own beneficially 1,214,684 shares of Common Stock constituting 6.5% of the outstanding Common Stock of the Issuer. As Co-Trustees of the trusts described in clause (b) of the previous sentence, Thomas L. Crow and

                             (Page 16 of 19 Pages)

         Carol Ann Crow share voting and dispositive power as to 528,666 shares. As General Partner of the Crow Family Limited Partnership Account No. 1, Thomas L. Crow has sole voting and dispositive power as to 250,000 shares. For more information with respect to the number of shares of Common Stock of the Issuer beneficially owned, percent of class and the sole or shared voting power with respect to such shares, see the respective cover sheets included herein with respect to each of the persons filing this Schedule 13G.


ITEM 5.  Ownership Of Five Percent Or Less Of A Class
------

         Not Applicable


ITEM 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
------

         Not Applicable


ITEM 7.  Identification and Classification of the Subsidiary Which Acquired
------   the Security Being Reported on By the Parent Holding Company


         Not Applicable



ITEM 8.  Identification and Classification of Members of the Group
------

         Not Applicable


ITEM 9.  Notice of Dissolution of Group
------

         Not Applicable


ITEM 10.  Certification
------

         Not Applicable

          Attached hereto as Exhibit I is a copy of an agreement among the persons filing this Schedule 13G with respect to such filing.

                             (Page 17 of 19 Pages)

                                   SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 1996





                                                 Thomas L. Crow
                                             ------------------------------
                                             Thomas L. Crow


                                                 Carol Ann Crow
                                             ------------------------------
                                             Carol Ann Crow


                                                 Thomas L. Crow
                                             ------------------------------
                                             Thomas L. Crow, Trustee of
                                               the Crow 1990 Community
                                               Property Trust under
                                               Declaration dated 6/8/90


                                                 Carol Ann Crow
                                             ------------------------------
                                             Carol Ann Crow, Trustee of
                                               the Crow 1990 Community
                                               Property Trust under
                                               Declaration dated 6/8/90


                                                 Thomas L. Crow
                                             ------------------------------
                                             Thomas L. Crow, Trustee of
                                               the Thomas L. Crow 9% Net
                                               Income With Make-Up
                                               Charitable Remainder
                                               Trust No. 1 dated 12/17/94


                                                 Carol Ann Crow
                                             ------------------------------
                                             Carol Ann Crow, Trustee of
                                               the Thomas L. Crow 9% Net
                                               Income With Make-Up
                                               Charitable Remainder
                                               Trust No. 1 dated 12/17/94

                             (Page 18 of 19 Pages)

                                                 Thomas L. Crow
                                             ------------------------------
                                             Thomas L. Crow, Trustee of
                                               the Thomas L. Crow 20% Net
                                               Income With Make-Up
                                               Charitable Remainder
                                               Trust No. 2 dated 12/17/94


                                                  Carol Ann Crow
                                             ------------------------------
                                             Carol Ann Crow, Trustee of
                                               the Thomas L. Crow 20% Net
                                               Income With Make-Up
                                               Charitable Remainder
                                               Trust No. 2 dated 12/17/94


                                                  Thomas L. Crow
                                             ------------------------------
                                             Thomas L. Crow, Trustee of
                                               the Thomas L. Crow 6% Net
                                               Income With Make-Up
                                               Charitable Remainder
                                               Trust No. 3 dated 7/6/95


                                                  Carol Ann Crow
                                             ------------------------------
                                             Carol Ann Crow, Trustee of
                                               the Thomas L. Crow 6% Net
                                               Income With Make-Up
                                               Charitable Remainder
                                               Trust No. 3 dated 7/6/95


                                                  Thomas L. Crow
                                            ------------------------------
                                            Thomas L. Crow, General Partner,
                                              FBO the Crow Family Limited
                                              Partnership Account No. 1


                                                  James E. Moeller
                                             ------------------------------
                                             James E. Moeller, Trustee of
                                               the TLC/CGC Trust dated 2/27/95


                                                  James E. Moeller
                                             ------------------------------
                                             Southpac International Trust, Inc.,
                                               Trustee of the TLC/CGC Trust
                                               dated 2/27/95


                             (Page 19 of 19 Pages)